Exhibit 5.1

[Goodwin Letterhead]

October 5, 2022

Berkshire Grey, Inc.

140 South Road

Bedford, MA 01730

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-267265) (as amended or supplemented, the “Registration Statement”) filed on September 2, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Berkshire Grey, Inc., a Delaware corporation (the “Company”) of up to $200,000,000 of any combination of securities of the types specified therein, which may include shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”). The Registration Statement was declared effective by the Commission on September 14, 2022. Reference is made to our opinion letter dated September 2, 2022 and included as Exhibit 5.1 to the Registration Statement. We are delivering this opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on October 5, 2022 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of: (i) shares of Common Stock with an aggregate offering price of up to $75,000,000 (the “Purchase Shares”) and (ii) 701,262 shares of Common Stock (the “Commitment Shares,” and, together with the Purchase Shares, the “Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Purchase Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors (or a duly authorized committee of the board of directors) prior to the date of issuance (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Purchase Shares that may be issued for the Minimum Price.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that: (i) the Purchase Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Purchase Agreement and in accordance with any reservation of shares or other restrictions or limitations imposed by the Company’s board of directors (or a duly authorized committee of the board of directors) on

ACTIVE/119108227.11

Berkshire Grey, Inc.

October 5, 2022

sales of Purchase Shares by the Company under the Purchase Agreement, and in exchange for a price per share equal to or greater than the Minimum Price, will be validly issued, fully paid and nonassessable and (ii) the Commitment Shares have been duly authorized and, when issued and delivered in accordance with the Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

ACTIVE/119108227.11